Exhibit 99.1

TALOS ENERGY PROVIDES COMPREHENSIVE UPDATE REGARDING BAY MARCHAND RESPONSE IN THE GULF OF MEXICO

Houston, Texas, September 7, 2021 – Talos Energy Inc. (“Talos” or the “Company”) (NYSE: TALO) again clarified today that the Company’s assets were not the source of an oil release in Bay Marchand Block 5, off the coast of Port Fourchon, Louisiana in the U.S. Gulf of Mexico. As a responsible operator, Talos has chosen to continue to lead response efforts to contain and control the release to protect the safety of the public and the environment.

Talos was initially notified of a release observed on Bay Marchand Block 5 in Louisiana state waters on Tuesday, August 31st due to its status as a prior lessee of the block. The Company ceased production from the block in 2017. Subsequently, all Talos wells were appropriately isolated from the producing reservoir according to regulatory standards and all Talos pipeline infrastructure was removed by 2019.

Upon notification, the Company immediately initiated its response team and vessels began to arrive on location on Wednesday, September 1st to conduct oil containment and recovery operations with booms and skimmers. A lift boat equipped with a dive spread arrived on location on Saturday, September 4th and divers were deployed on Sunday to investigate potential sources of the release.

Talos conducted both physical inspections and subsea sonar scans that confirmed Talos assets were not the source or cause of the release. The Company has observed several non-Talos owned subsea pipelines that were likely impacted by Hurricane Ida, including a 12” diameter non-Talos owned pipeline that appears to be the source of the release. On Monday, September 6th, response personnel installed a containment dome on the affected pipe, which allows for the recovery of the release and transfer to surface vessels.

As confirmed by recent United States Coast Guard (“USCG”) visual surveillance, surface evidence of the release has significantly diminished and there have been no observed impacts to shoreline or wildlife.

Talos is working closely with the USCG and Louisiana state officials to identify the owner of the line and is continuing to collaborate with USCG and other state and federal officials to receive approval to initiate permanent repair of the line. A timeline for repair operations is still being determined.

John Spath, Talos Senior Vice President of Production Operations, who is leading the Company’s response efforts, commented: “Our team is doing everything possible to spearhead a fast, effective and safe containment and clean-up. Although the spill was unrelated to our operations, it was important to mobilize and identify the source and to contain the release to reduce safety and environmental risks. Though we have confirmed our assets are not involved, Talos is committed to establishing containment and control of the release. Our team reacted quickly and did the right thing, and we will continue working with local, state and federal regulators to see this through.”

ABOUT TALOS ENERGY

Talos Energy (NYSE: TALO) is a technically driven independent exploration and production company focused on safely and efficiently maximizing long-term value through its operations, currently in the United States and offshore Mexico, both upstream through oil and gas exploration and production and downstream through the development of future carbon capture and storage opportunities. As one of the Gulf of Mexico’s largest public independent producers, we leverage decades of technical and offshore operational expertise towards the acquisition, exploration and development of assets in key geological trends that are present in many offshore basins around the world. With a focus on environmental stewardship, we are also utilizing our expertise to explore opportunities to reduce industrial emissions through our carbon capture and storage collaborative arrangement along the U.S. Gulf Coast and Gulf of Mexico. For more information, visit www.talosenergy.com.

INVESTOR RELATIONS CONTACT

Sergio Maiworm

+1.713.328.3008

investor@talosenergy.com

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

This communication may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included in this communication, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this communication, the words “could,” “believe,” “anticipate,” “intend,” “estimate,” “expect,” “project,” “forecast, “may,” “objective,” “plan” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002

We caution you that these forward-looking statements are subject to numerous risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include, but are not limited to, the Bay Marchand response and clean-up efforts, commodity price volatility, including the sharp decline in oil prices beginning in March 2020, the impact of the coronavirus disease 2019 (“COVID-19”) and governmental measures related thereto on global demand for oil and natural gas and on the operations of our business, the ability or willingness of the Organization of Petroleum Exporting Countries (“OPEC”) and non-OPEC countries, such as Saudi Arabia and Russia, to set and maintain oil production levels and the impact of any such actions, lack of transportation and storage capacity as a result of oversupply, government regulations and actions or other factors, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, the possibility that the anticipated benefits of recent acquisitions are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of such acquisitions, and other factors that may affect our future results and business, generally, including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on March 11, 2021 and our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021, filed with the SEC on August 4, 2021.

Should one or more of these risks occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we or persons acting on our behalf may issue. Except as otherwise required by applicable law, we disclaim any duty to update any forward-looking statements, to reflect events or circumstances after the date of this communication.

TALOS ENERGY INC.	333 Clay St., Suite 3300, Houston, TX 77002